Exhibit 10.18

Snail Games USA 12049 Jefferson Blvd. Culver City, CA 90230 310.928.7429

Hai Shi

520 N Hillcrest Road

Beverly Hills, CA 90210

03/27/2023

Dear Mr. Shi,

On behalf of Snail Games USA, Inc., a California Corporation (“Snail Games” or the “Company”), I am excited to make an offer of employment as Chief Strategy Officer of the Company. This is a salaried, exempt position. In such capacity, you will be subject to the authority of, and will report to, the Company’s Chief Executive Officer. Your start date will be March 27, 2023.

The following outlines the terms of your employment:

1.Annual Salary. Your salary will be Four Hundred Thousand U.S. Dollars ($400,000) per year, to be paid in accordance with the Company standard payroll schedule.

2.Performance Bonus. So long as you remain employed by Snail Games, you will be eligible to an annual bonus (“Performance Bonus”) as determined by the Board of Directors of the Company from time to time. The Performance Bonus will be computed based on your achieving the milestones established by mutual agreement between you and the Company. The Company will endeavor to prepare the milestones for the first year of your employment within 90 days of your start date, to be amended from time to time for subsequent years. The Performance Bonus, if any, will be paid no later than March 15th of the year following the year for which the Performance Bonus was earned, subject to your continued employment with the Company through such payment date.

3.Severance Pay. If your employment with the Company is terminated by the Company without Cause (as defined below), you will be entitled to severance pay in an amount calculated in accordance with the Company’s severance pay policy for senior management then-in-effect, with any severance to be subject to your execution and nonrevocation of a release of claims provided by the Company. For purposes of this letter, the term “Cause” will mean one of the following: (i) you have materially breached this Agreement or have materially breached any other obligation or duty owed to, or the policy of, the Company, which remains uncured for 30 days after you receive notice thereof, (ii) you commit gross negligence or intentional misconduct that causes material harm to the Company, (iii) you engage in any willful misconduct likely to result in material discredit to or material loss of business, reputation or goodwill of the Company, (iv) you are indicted for, convicted of, or plead nolo contendere to (x) a felony or any crime involving fraud, dishonesty, or misappropriation; or (y) any crime of moral turpitude, (v) you misappropriate funds or property of the Company, (vi) you attempt to obtain a personal profit from any transaction in which you know the Company has an interest, and which constitutes a corporate opportunity of the Company or is adverse to the interests of the Company or (vii) you commit a material violation of the rules or policies of the Company regarding sexual harassment or workplace discrimination or misconduct that has been previously disclosed to you. If your employment with the Company terminates for any other reason (including but not limited to your resignation during the employment term or by the

Snail Games USA 12049 Jefferson Blvd. Culver City, CA 90230 310.928.7429

Company for Cause), the Company shall have no further obligations to you other than the payment of base salary earned through your last day of employment, reimbursement for any unreimbursed business expenses and such employee benefits as to which you may be entitled under any employee benefit plans in which you are a participant.

4.Other Benefits. You will be eligible to participate in the company insurance benefits package the first of the month following your start date. You will also be entitled to paid time off (PTO) in accordance with the Company’s PTO policy. In addition to the offer letter, please reference the enclosed benefits overview for further details regarding benefit premiums, 401K eligibility and our paid time off program.

5.Tax Withholdings. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding, payroll taxes and other deductions required by law. You agree that you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

6.Confidentiality and PIIA. In consideration of, and as a condition to, your employment by the Company, prior to your start date you must enter into an agreement with the Company, an Employee Inventions and Proprietary Information Agreement (“PIIA”) relating to, among other things, your use of our confidential or proprietary information, and competitive activities in which you may engage during your employment with the Company and thereafter. You understand and acknowledge that the Company has asked you enter into the PIIA in order to protect its legitimate business interests and that the Company would not offer you employment without you entering into such agreement.

7.Miscellaneous. Please note that your employment with Snail Games is subject to the terms and conditions outlined in the Application for Employment, Corporate Policies and Procedures and the Snail Games Employee Handbook.

Employment At-Will Disclaimer:

In accepting our offer of employment, you certify your understanding that your employment will be on an “at-will” basis, and that neither you nor any Company representative has entered into a contract regarding the terms or the duration of your employment. As an “at-will” employee, you are free to terminate your employment with Company at any time, with or without cause or advance notice. Likewise, Company has the right to update your role, to change your compensation, or to terminate your employment at any time, with or without cause or advance notice. This agreement shall be governed by, construed, and enforced in accordance with the laws of the State of California, without any regard to any applicable principles of law.

Snail Games USA 12049 Jefferson Blvd. Culver City, CA 90230 310.928.7429

If you choose to accept this offer, please sign a copy of this letter and return it to us at your earliest convenience.

We are very excited to have you join the Snail Games’ management team! If you have any questions regarding this offer for employment or benefits, please do not hesitate to contact me.

Sincerely,		ACCEPTED
/S/ Hai Shi
By:	/S/ Jim Tsai	Hai Shi
Name:	Jim Tsai	Dated:	March 27, 2023
Title:	CEO